Exhibit 99.3

Consent of ALEXANDER T. ROBERTSON

In connection with the filing by CSR Acquisition Corp. (the “Company”) of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: July 31, 2020

/s/ Alexander T. Robertson
ALEXANDER T. ROBERTSON